Exhibit 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@weisscommpartners.com
IDM Pharma Receives Not Approvable Letter for
Mifamurtide (L-MTP-PE) for the Treatment of Osteosarcoma
– Company Amending NDA and Committed to Addressing Unmet Needs of Critically Ill Children and
Young Adults –
– Conference Call Scheduled for 4:30 p.m. ET –
IRVINE, Calif. — (PR Newswire) – August 27, 2007 – IDM Pharma, Inc. (Nasdaq: IDMI) announced today that it received a not approvable letter from the U.S. Food and Drug Administration (FDA) after completing the review of the new drug application (NDA) for the investigational drug mifamurtide (L-MTP-PE), formerly known as Junovan, for the treatment of non-metastatic osteosarcoma, a rare and often fatal bone tumor that typically affects children and young adults.
The FDA has requested data from additional clinical trials to demonstrate the benefit of L-MTP-PE. Additionally, the FDA has requested information or clarification with respect to other sections of the NDA.
“We continue to strongly believe in the overall survival benefit and safety profile of L-MTP-PE for the treatment of osteosarcoma and are committed to obtaining regulatory approval to provide L-MTP-PE to the critically ill children and young adults who have not had a new treatment option in more than 20 years,” said Timothy P. Walbert, President and Chief Executive Officer of IDM Pharma, Inc. “In anticipation of a not approvable letter from the FDA, in July we announced our intent to amend the current NDA with additional survival data with the goal of bringing L-MTP-PE to market as quickly as possible. While the FDA has asked for data from additional clinical trials, we believe that this decision was made in context of the lack of complete data in the submitted NDA and that capturing supplemental data will overcome the need for additional trials and further confirm the overall survival benefit of L-MTP-PE in osteosarcoma and provide evidence for approvability.”

The Company will continue working with the cooperative groups and investigative sites involved in the study to collect vital status (information on whether the subjects remain alive or have died) on patients who participated in the Phase 3 clinical trial and for whom complete data were not available at the time of filing of the NDA in October 2006. When the additional follow up data have been collected, the Company will analyze the data and expects to submit an amendment to the NDA to the FDA by the first quarter of 2008. In addition to collecting supplemental Phase 3 data, the Company will address the other points raised in the FDA action letter.
“While we believe the evidence demonstrating the overall survival benefit of L-MTP-PE exists, we commend IDM Pharma for their continued investment in and commitment to working with investigators to collect the most recent data available”, said Matthew Alsante, executive director, Sarcoma Foundation of America. “As the survival in children with osteosarcoma has not improved in the last twenty years, gaining approval of investigational agents with demonstrated improvement in survival is critical.”
Conference Call Details
The Company will be holding a conference call on Monday, August 27, 2007 at 4:30 p.m. ET. A webcast of the call will be accessible through the Company’s website at www.idm-pharma.com. A replay of the call will be available on the website for 30 days.
Dial-In Information:
U.S. Dial-In: (800) 289-0529
International Dial-In: 913-981-5523
Passcode (both U.S. and International): 4467870
About the mifamurtide (L-MTP-PE) NDA
The L-MTP-PE NDA includes efficacy and safety data from 678 patients with non-metastatic resectable osteosarcoma, 332 of whom received L-MTP-PE, and from 115 patients with metastatic or unresectable osteosarcoma, 39 of whom received L-MTP-PE, in the controlled Phase 3 trial conducted by the Pediatric Oncology Group (POG) and the Children’s Cancer Group (CCG), now the Children’s Oncology Group (COG), sponsored by the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute. Also included are safety and efficacy data from 51 patients with metastatic osteosarcoma treated in earlier Phase 2 studies. The biological effects and safety of L-MTP-PE are further supported by data from 7 other Phase 1 and 2 clinical studies performed under IND, in which an additional 197 patients received at least one dose of L-MTP-PE.
L-MTP-PE stimulates the innate immune system (the body’s first line of defense) to kill tumor cells. When administered in combination with chemotherapy and after tumor resection to osteosarcoma patients in the Phase 3 trial, L-MTP-PE provided a significant improvement in Disease Free Survival (DFS) (p = 0.0245) and Overall Survival (OS) (p = 0.0183). At 6 years, the probability of survival when L-MTP-PE is combined with adjuvant chemotherapy is 77% (95%CI: 72-83%) compared to 66% (95%CI: 59-73%) without L-MTP-PE, a clinically meaningful finding in a pediatric population where the longer the survival, the greater the chance the patient is cured of cancer.
Treatment with L-MTP-PE was generally well tolerated in all phases of study. Adverse events were mild to moderate in severity and included chills, fever, nausea, vomiting, myalgia, headache, tachycardia (fast heart rate), hypo- and hypertension, fatigue and shortness of breath, all of which are consistent events with the activation of monocytes and macrophages by L-MTP-PE and the flu-like symptoms that follow cytokine release.
L-MTP-PE was granted orphan drug status in the United States in 2001. The NDA for L-MTP-PE was submitted to the FDA in October 2006 and was accepted on December 26, 2006.

In May 2007, the FDA’s Oncologic Drugs Advisory Committee (ODAC) voted 12 to 2 that the data in the NDA do not provide substantial evidence of effectiveness of L-MTP-PE in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy.
IDM Pharma also is seeking marketing approval from the European Medicines Agency (EMEA) for the use of L-MTP-PE, or MEPACT as it is known in Europe. L-MTP-PE was granted orphan drug status in Europe in 2004. The Marketing Authorization Application (MAA) for L-MTP-PE was submitted to the EMEA on November 1, 2006 and accepted for review on November 27, 2006. The EMEA application is currently under review and the Company continues to work closely with the regulatory body to ensure it has the information needed to approve L-MTP-PE
About Osteosarcoma
About 3% of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.
Osteosarcoma is an orphan disease with fewer than 1,000 new cases diagnosed in the U.S. each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group, the survival of children with osteosarcoma has remained at 60-65% since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE and to respond to other matters raised by ODAC and the FDA, the Company’s confidence that the proposed NDA amendment will provide substantial evidence for the continued regulatory approval process, the Company’s belief that the supplemental data to be submitted in the amended NDA will overcome the need for additional trials, the review of the submissions for marketing approval of L-MTP-PE by the FDA and the EMEA, and the Company’s goal of making L-MTP-PE available to patients as quickly as possible. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the possibility that the Company may not be able to collect, analyze and submit additional data in an amendment to the NDA for L-MTP-PE by the first quarter of 2008, if at all, the possibility that such data will not support the benefit of L-MTP-PE in the treatment of non-metastatic osteosarcoma, will not allow a more robust analysis of L-MTP-PE, will not continue to support its overall survival benefit in osteosarcoma, and may not provide substantial evidence for the potential regulatory approval of L-MTP-PE, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval of L-MTP-PE, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for L-MTP-PE, although the FDA is not bound by the decision of any advisory panel, the possible negative impact that the opinion of the FDA’s Oncologic Drugs Advisory Committee that the results of the Company’s Phase 3 trial do not provide substantial evidence of effectiveness of L-MTP-PE in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy would have upon the determination by the FDA whether to approve the marketing application for L-MTP-PE, which would have a material and adverse affect on IDM’s business, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase 3 trial conducted by Children’s Oncology Group as adequate for their assessment of L-MTP-PE, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve L-MTP-PE within the time frame expected by the Company or at all, and whether the Company will be able to manufacture and commercialize L-MTP-PE even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.